Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2023 THIRD QUARTER

AND NINE-MONTH RESULTS

IRVINE, CA, May 4, 2023 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2023 third quarter ended March 31, 2023. The Company also filed its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2023 with the Securities and Exchange Commission today.

Quarter Ended March 31, 2023

Net sales for the three months ended March 31, 2023, increased $3.8 million, or 41%, to $13.1 million from $9.3 million for the three months ended March 31, 2022, due primarily to increased repair revenue of $3.2 million related to an enhanced repair program launched this fiscal year to upgrade the handpiece we sell our largest customer to its most current generation.

Gross profit for the three months ended March 31, 2023, increased $953,000, or 33%, to $3.8 million from $2.9 million for the same period in fiscal 2022. The gross profit increase is consistent with our increase in net sales and is benefited by our resolution and agreement with our largest customer related to previously upgraded repairs. Additionally, we have continued to experience higher costs across much of our supply chain.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2023, decreased slightly, by 5%, compared to the same period in fiscal 2022 mostly due to reduced general and administration expenses.

Net income for the quarter ended March 31, 2023, was $1.3 million, or $0.36 per diluted share, compared to $462,000, or $0.12 per diluted share, for the corresponding quarter in fiscal 2022.

Nine Months Ended March 31, 2023

Net sales for the nine months ended March 31, 2023, increased $6.0 million, or 20%, to $35.4 million from $29.4 million for the nine months ended March 31, 2022, due to increased repair revenue of $4.3 million related to the enhanced repair program described above, as well as an increase of $1.5 million in billable non-recurring engineering projects.

Gross profit for the nine months ended March 31, 2023, decreased $299,000, or 3%, compared to the same period in fiscal 2022. The gross profit decline for the nine months ended March 31, 2023, is due in part to the enhanced repair program described above, which includes the advance replacement of many costly components of the handpiece, as well as higher costs across much of our supply chain.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2023, decreased 9% to $5.2 million from $5.7 million in the prior fiscal year’s corresponding period, mostly due to reduced non-cash stock based compensation expense recorded in general and administrative expenses.

Net income for the nine months ended March 31, 2023 was $3.3 million, or $0.89, per diluted share, compared to $2.5 million, or $0.65 per diluted share, for the corresponding period in fiscal 2022.

CEO Comments

“We are pleased with our third quarter results, as we continue to demonstrate our ability to grow revenue while controlling operating expenses,” said the Company’s President and Chief Executive Officer, Richard L. (“Rick”) Van Kirk. “We are tracking toward another record fiscal year from a revenue perspective, and we expect to have completed the transfer of all of our assembly and repairs operations to the Franklin facility in the fourth quarter.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also manufactures and sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, (including, but not limited to, the anticipated commencement of operations at the Franklin facility and expected fiscal year revenue), as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2023	June 30, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$2,088	$849
Investments	1,149	755
Accounts receivable, net of allowance for doubtful accounts of $2 and $0 at March 31, 2023 and at June 30, 2022, respectively	10,565	15,384
Deferred costs	279	710
Inventory	15,145	12,678
Prepaid expenses and other current assets	1,919	790
Total current assets	31,145	31,166
Land and building, net	6,273	6,343
Equipment and leasehold improvements, net	5,162	4,833
Right of use asset, net	1,968	2,248
Intangibles, net	87	118
Deferred income taxes, net	764	797
Investments	1,534	1,779
Other assets	42	42
Total assets	$46,975	$47,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,068	$3,761
Accrued expenses	2,425	2,751
Deferred revenue	57	1,013
Income taxes payable	1,480	544
Note payable	3,114	3,285
Total current liabilities	10,144	11,354
Lease liability, net of current portion	1,745	2,054
Notes payable, net of current portion	9,247	10,250
Total non-current liabilities	10,992	12,304
Total liabilities	21,136	23,658
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,545,309 and 3,596,131 shares issued and outstanding at March 31, 2023 and June 30, 2022, respectively	6,585	7,682
Retained earnings	19,254	15,986
Total shareholders’ equity	25,839	23,668
Total liabilities and shareholders’ equity	$46,975	$47,326

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022

Net sales	$13,079	$9,265	$35,448	$29,426
Cost of sales	9,268	6,407	26,058	19,737
Gross profit	3,811	2,858	9,390	9,689

Operating expenses:
Selling expenses	24	20	146	79
General and administrative expenses	1,009	1,145	2,983	3,402
Loss on disposal of equipment	—	14	—	14
Research and development costs	713	658	2,109	2,254
Total operating expenses	1,746	1,837	5,238	5,749

Operating income	2,065	1,021	4,152	3,940
Interest expense	(131)	(112)	(389)	(349)
Unrealized gain (loss) on marketable equity investments	(177)	(275)	231	(427)
Interest and other income	11	—	235	50
Gain on sale of investments	—	—	7	—
Income before income taxes	1,768	634	4,236	3,214
Income tax expense	(455)	(172)	(968)	(764)
Net income	$1,313	$462	$3,268	$2,450

Basic net income per share:
Net income	$0.37	$0.13	$0.91	$0.67
Diluted net income per share:
Net income	$0.36	$0.12	$0.89	$0.65

Weighted average common shares outstanding:
Basic	3,548	3,626	3,580	3,645
Diluted	3,623	3,749	3,656	3,774
Common shares outstanding	3,545	3,618	3,545	3,618